EXHIBIT 1

Potter & Company, LLP

500 West Jefferson Street, Suite 1600

Louisville, KY 40202

October 23, 2003

Securities and Exchange Commission

450 5th Street, NW

Washington, DC 20549

Gentlemen:

We were previously principal accountants for Lincoln International Corporation and on October 25, 2002, we reported on the financial statements of Lincoln International Corporation as of and for the two years ended July 31, 2002. By letter dated July 28, 2003, we informed Lincoln International Corporation we would not continue as principle accountants of Lincoln International Corporation. We have read Lincoln International Corporation statements included under item 4 of its Form 8-K for October 30, 2003, and agree with the statements contained therein.

Sincerely,

/s/    Potter & Company, LLP

Potter & Company, LLP